October 6, 1998

Dole Food Company, Inc.
31365 Oak Crest Drive
Westlake Village, California 91361

          Re:  $300,000,000 Aggregate Principal Amount
               of 6 3/8% Notes due 2005 of Dole Food
               Company, Inc. (the "Notes")

Ladies and Gentlemen:

          We have acted as your counsel in connection with the issuance and sale of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 333-61689) (the "Registration Statement"), filed by Dole Food Company, Inc. (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of July 15, 1993 (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly Chemical Trust Company of California), as Trustee.

          On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Notes are executed and authenticated in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement and Pricing Agreement, each dated October 1, 1998, between the Company and Chase Securities Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., NationsBanc Montgomery Securities LLC and First Union Capital Markets, a division of Wheat First Securities, Inc. will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

          We have relied upon the opinions expressed in the opinion letter of Goodsill Anderson Quinn & Stifel, dated the date hereof and addressed to you, as to all matters of Hawaiian law.

          We consent to the incorporation by reference of this opinion in the Company's Current Report on Form 8-K, event date
October 1, 1998.

                                        Respectfully submitted,

                                        /s/ O'Melveny & Myers LLP